Exhibit 10.19

Amprius Technologies, Inc.

1180 Page Avenue

Fremont, CA 94538

June 24, 2024

Dear Justin Mirro and Kensington Capital Partners, LLC:

This Tender and Support Agreement (this “Agreement”) confirms the agreement between Amprius Technologies, Inc., a Delaware corporation (the “Company”), and each of Justin Mirro and Kensington Capital Partners, LLC (“Kensington”) with respect to and in connection with an exchange offer (the “Offer”) pursuant to a registration statement on Form S-4 to be filed by the Company with the Securities and Exchange Commission, as may be amended and supplemented (the “Registration Statement”). Under the Offer, each holder of the Company’s outstanding private placement warrants (the “Private Warrants”), each of which is exercisable to purchase a share of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at an exercise price of $11.50 per share, may exchange its Private Warrants at a ratio of 0.197 shares of Common Stock for every outstanding Private Warrant that is tendered and exchanged.

Justin Mirro shall not tender in the Offer the 200,000 Private Warrants that he owns. Separately, Kensington shall validly tender in the Offer all of the Private Warrants it owns pursuant to and in accordance with the terms of the Offer as described in the Registration Statement no later than the scheduled or extended expiration time of the Offer. Kensington agrees that, notwithstanding anything to the contrary in the Registration Statement, after Kensington validly tenders its Private Warrants to the Company in accordance with the terms of the Offer and this Agreement, Kensington agrees to not withdraw or cause to be withdrawn the tender of any of such Private Warrants from the Offer, unless this Agreement is terminated.

No termination, variation, amendment, alteration, modification of, or addition to this Agreement will be valid or binding unless expressed in writing and signed by each party to this Agreement.

This Agreement is for the benefit of the Company and you and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction.

This Agreement may be executed in more than one counterpart and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute one and the same instrument.

This Agreement shall inure solely to the benefit of and be binding upon each of the parties hereto and their respective legal successors and permitted assigns; provided that no party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party. Any attempted assignment by a party without the prior written consent of the other party will be of no force and effect.

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Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Amprius Technologies, Inc.

By:	/s/ Sandra Wallach
	Name:	Sandra Wallach
	Title:	Chief Financial Officer

Accepted and agreed as of the date first written above:

Justin Mirro

By:	/s/ Justin Mirro
	Name:	Justin Mirro

Kensington Capital Partners, LLC

By:	/s/ Justin Mirro
	Name:	Justin Mirro
	Title:	Managing Member

(Signature page to Tender and Support Agreement)